UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. FOUR )*


                            Computron Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    205631104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 23 Pages

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 2 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Limited Partnership
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          345,646
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       2,884,715
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         345,646
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          2,884,715
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,230,361
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 3 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Offshore Limited Partnership C.V.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          2,884,715
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       345,646
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         2,884,715
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          345,646
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,230,361
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 4 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Management L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,230,361
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          3,230,361
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,230,361
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 5 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Offshore Management, N.V.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       2,884,715
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          2,884,715
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,884,715
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 6 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Partners L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,230,361
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          3,230,361
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,230,361
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 7 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harry T. Rein
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,230,361
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          3,230,361
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,230,361
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 8 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James J. Fitzpatrick
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,230,361
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          3,230,361
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,230,361
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 9 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stephen L. Green
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          8,598
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,230,361
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         8,598
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          3,230,361
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,238,959
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 10 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deepak Kamra
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          4,549
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,230,361
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         4,549
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          3,230,361
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,234,910
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 11 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gregory Kopchinsky
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          4,000
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,230,361
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         4,000
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          3,230,361
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,234,361
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 12 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert J. Migliorino
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          22,500
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         22,500
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,500
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   205631104                    13G                 PAGE 13 OF 23 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Eric A. Young
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,230,361
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          3,230,361
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,230,361
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER
           Computron Software, Inc.


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           301 Route 17 North, 12th Floor
           Rutherford, NJ  07070


ITEM 2(A). NAME OF PERSON FILING
           This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan Capital Management L.P. , a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, and Eric A. Young (collectively, the "Partners") and Robert J. Migliorino. Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), the Partners (who serve as general partners of Canaan Partners), and Robert J. Migliorino (a retired partner of Canaan Partners) are collectively referred to as the "Reporting Persons" in this Schedule 13G.


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra, Eric A. Young and Robert J. Migliorino, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025. The residence address of Robert J. Migliorino is 81 Eleven Levels Road, Ridgefield, CT 06877.


ITEM 2(C). CITIZENSHIP
           Each of Canaan Capital, Canaan Capital Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners and Robert J. Migliorino are citizens of the United States.




                               Page 14 of 23 pages

ITEM 2(D). TITLE OF CLASS OF SECURITIES
           This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Computron Software, Inc. ("the Company").


ITEM 2(E). CUSIP NUMBER
           CUSIP number 205631104.


ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
           None.


ITEM 4.    OWNERSHIP
(a) Canaan Capital owns 345,646 shares of Common Stock and Canaan Capital Offshore owns 2,884,715 shares of Common Stock. All other Reporting Persons, except for Robert J. Migliorino, hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Green owns 8,598 shares of Common Stock. Mr. Kamra owns 4,549 shares of Common Stock. Mr. Kopchinsky owns 4,000 shares of Common Stock. Mr. Migliorino owns 22,500 shares of Common Stock.

(b) By virtue of their common control, Canaan Capital and Canaan Capital Offshore each may be deemed to be the beneficial owners of 3,230,361 shares of Common Stock, representing beneficial ownership of 13.5% of the Company. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 3,230,361 shares, representing beneficial ownership of 13.5%. Canaan Corporation, by virtue of its status as a general partner of Canaan Capital Offshore, may be deemed to be the beneficial owner of 2,884,715 shares, representing beneficial ownership of 12.1%. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be deemed to be the beneficial owner of 3,230,361 shares, representing beneficial ownership of 13.5%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 3,230,361 shares representing in the case of each Partner, beneficial ownership of 13.5%. The foregoing percentages are calculated based on the 23,913,557 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1999.






                               Page 15 of 23 Pages

                                                           NUMBER OF SHARES
                                 --------------------------------------------------------------------
(c)  Reporting Person               (i)                (ii)              (iii)                (iv)
-------------------------        ---------         -----------        -----------         -----------
Canaan Capital                     345,646           2,884,715            345,646           2,884,715
Canaan Capital Offshore          2,884,715             345,646          2,884,715             345,646
Canaan Capital Management                0           3,230,361                  0           3,230,361
Canaan Corporation                       0           2,884,715                  0           2,884,715
Canaan Partners                          0           3,230,361                  0           3,230,361
Harry T. Rein                            0           3,230,361                  0           3,230,361
James J. Fitzpatrick                     0           3,230,361                  0           3,230,361
Stephen L. Green                     8,598           3,230,361              8,598           3,230,361
Deepak Kamra                         4,549           3,230,361              4,549           3,230,361
Gregory Kopchinsky                   4,000           3,230,361              4,000           3,230,361
Robert J. Migliorino                22,500                   0             22,500                   0
Eric A. Young                            0           3,230,361                  0           3,230,361

(i)        Sole power to vote or direct the vote
(ii)       Shared power to vote or to direct the vote
(iii)      Sole power to dispose or to direct the disposition of
(iv)       Shared power to dispose or to direct the disposition of


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
           Not applicable.


ITEM 10.   CERTIFICATION
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).



DATE:  February 14, 2000


                               Page 16 of 23 Pages

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Capital Limited Partnership
By:     Canaan Capital Management L.P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner



Canaan Capital Offshore Limited Partnership C.V.
By:     Canaan Capital Management L.P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner



Canaan Capital Management L.P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner



Canaan Capital Offshore Management, N.V.

By:                   *
        -----------------------------
        Director


Canaan Capital Partners L.P.

By:                   *
        -----------------------------
        General Partner



                               Page 17 of 23 Pages

                      *
-------------------------------------
Harry T. Rein


                      *
-------------------------------------
James J. Fitzpatrick


                      *
-------------------------------------
Stephen L. Green


                      *
-------------------------------------
Deepak Kamra


                      *
-------------------------------------
Gregory Kopchinsky


                      *
-------------------------------------
Robert J. Migliorino


                      *
-------------------------------------
Eric A. Young


                                                *By: /s/ Guy M. Russo
                                                     --------------------------
                                                     Guy M. Russo
                                                     Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.


                               Page 18 of 23 Pages